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                                 UNITED STATES                                             __________________________
                       SECURITIES AND EXCHANGE COMMISSION                                 |        OMB APPROVAL      |
                               Washington, D.C. 20549                                     |__________________________|
                                                                                          |OMB Number:     3235-0058 |
                                 FORM 12b-25                                              |Expires:     May 31, 1997 |
                         NOTIFICATION OF LATE FILING                                      |Estimated average burden  |
                                                                                          |hours per response...2.50 |
                _             _             _              _              _               |__________________________|
 (Check One):  |_|Form 10-K  |_| Form 20-K |_| Form 11-K  |x|  Form 10-Q |_| Form N-SAR    __________________________
                and Form 10-KSB                                and Form 10-QSB            |      SEC FILE NUMBER     |
                For  Period  Ended:  January  31,  1997                                   |         0-25296          |
                [ ]  Transition Report on Form 10-K                                       |__________________________|
                [ ]  Transition  Report on Form 20-F                                       __________________________
                [ ]  Transition  Report  on  Form  11-K                                   |      CUSIP NUMBER        |
                [ ]  Transition Report on Form 10-Q                                       |      727914 10 3         |
                [ ]  Transition Report on Form N-SAR                                      |__________________________|
                For the Transition Period Ended:___________________________________________________________________________________

__________________________________________________________________________________________________________________________________
|                Read Instruction (on back page) Before Preparing Form. Please Print or Type.                                     |
|Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.              |
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates

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PART I -- REGISTRANT INFORMATION
                                  PlayNet Technologies, Inc.
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Full Name of Registrant
                                  Aristo International Corporation
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Former Name if Applicable
                                  152 West 57th Street
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Address of Principal Executive Office (Street and Number)
                                  New York, New York 10019
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          a. The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          b.   The subject annual report,  semi-annual report, transition report
  _    |       on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion  thereof,
 |X|   |       will be filed on or before the  fifteenth  calendar day following
       |       the  prescribed  due date;  or the  subject  quarterly  report of
       |       transition  report on Form 10-Q, or portion thereof will be filed
       |       on or before the fifth  calendar day following the prescribed due
       |       date; and
       |  c.   The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

PART III -- NARRATIVE
State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to implementation of significant shift to new lines of business and expansion of operations during fiscal quarter, preparation of financial statements and related discussion and analysis require substantial review and revision.

                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

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PART IV -- OTHER INFORMATION
(1)  Name and telephone number of person to contact in regard to this notification
        Philip K. Yachmetz, Esq.                       (212)                     586-2400
        ------------------------                       -----                     --------
               (Name)                               (Area Code)             (Telephone Number)


(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the      _        _
     registrant was required to file such report(s) been filed? If answer is no,     |x| Yes  |_| No
     identify report(s).

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     (3)  Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be
          reflected  by the  earnings  statements  to be included in the subject       _        _
          report or portion thereof?                                                  |_| Yes  |X| No

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

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                           PLAYNET TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date    March 17, 1997                                 By  /s/ Philip K. Yachmetz
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                                                            Philip K. Yachmetz, Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


_______________________________________ ATTENTION___________________________________________________________
|Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).|
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (ss.232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (ss.232.13(b) of this chapter).

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